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                                                                     EXHIBIT 3.1

                                 CERTIFICATE OF

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                             VERIZON CALIFORNIA INC.

The undersigned certify that:

     1. They are the Vice President and the Assistant Secretary, respectively, of Verizon California Inc., a California corporation.

     2. The Restated Articles of Incorporation of this corporation are amended and restated to read as herein set forth in full in Exhibit A attached hereto.

     3. Upon the filing of the Amended and Restated Articles of Incorporation with the Secretary of State of the State of California, all of the issued and outstanding shares of Common Stock, $20 par value, of the corporation, shall be exchanged for one share of Common Stock, without par value, of the corporation.

     4. These Amended and Restated Articles of Incorporation were duly proposed by the Board of Directors and approved by the required vote of the sole Shareholder on August 8,

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2002, in accordance with Section 902 of the California Corporations Code to read as set forth in full in Exhibit A attached hereto. The total number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

     5. These Amended and Restated Articles of Incorporation shall be effective upon filing with the Secretary of State of California.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date:  August 9, 2002



                                      By______________________________
                                         Lynden Kamerman, Vice President


                                      By______________________________
                                           Linda K. Watson, Assistant Secretary




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                                                                       EXHIBIT A

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                             VERIZON CALIFORNIA INC.


     1. The name of the corporation is Verizon California Inc.

     2. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the GENERAL CORPORATION LAW of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

     3. The corporation is authorized to issue only one class of shares of stock; and the total number of shares which the corporation is authorized to issue is one (1) share of Common Stock without par value.

     4. The Board of Directors is expressly authorized from time to time to adopt, amend or repeal the Bylaws of the corporation.

     5. To the fullest extent that the General Corporation Law of the State of California, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be liable to this

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Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     6. The corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

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